PRESS RELEASE




                             OCEAN SHORE HOLDING CO.
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                         ANNOUNCES RETIRMENT OF DIRECTOR
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         Ocean City, New Jersey -- March 16, 2005. Ocean Shore Holding Co.
(Nasdaq: OSHC) announced today that the Company received notice on March 16, 2005 from Chairman of the Board Roy Gillian that he is retiring from the Board of Directors effective April 20, 2005, which is the date of the Board's next regular meeting. Mr. Gillian is simultaneously retiring from the boards of directors of OC Financial MHC and Ocean City Home Bank. Mr. Gillian has served as a director since 1968 and as chairman since 1998. At this time the Board of Directors reduced the number of directors from eight to seven, effective April 20, 2005.

         Mr. Gillian is the founder and owner of Wonderland Pier in Ocean City, NJ. He has held numerous political positions in the area, including Mayor of Ocean City. Mr. Gillian also served in the Army from 1951-1953 during the Korean War and is a lifetime member of the VFW. Steven E. Brady, President and Chief Executive Officer of the Company said, "Mr. Gillian has played a vital role in the growth and success of the Bank. His leadership as Chairman of the Board has been an invaluable asset to the Bank and the community. On behalf of our shareholders and customers, we thank Roy for his many years of dedicated service to Ocean City Home Bank."

         Director Robert A. Previti has been appointed to succeed Mr. Gillian as Chairman of the Board.


        Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, which operates from six offices in Atlantic and Cape May Counties, New Jersey.
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Contact:
Ocean Shore Holding Co.
Kim Davidson, 609-399-0012